UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)
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☐	Soliciting material Pursuant to §240.14a-12
USA Technologies, Inc.
(Name of Registrant as Specified In Its Charter)
Hudson Executive Capital LP
HEC Management GP LLC
HEC Master Fund LP
HEC SPV IV LP
Lisa P. Baird
Douglas G. Bergeron
Douglas L. Braunstein
Jacob Lamm
Michael K. Passilla
Ellen Richey
Anne M. Smalling
Shannon S. Warren
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This filing contains a press release issued by Hudson Executive Capital LP, dated April 6, 2020.

*  *  *  *  *

HUDSON EXECUTIVE FILES INVESTOR PRESENTATION DETAILING URGENT NEED FOR CHANGE AT USA TECHNOLOGIES

Presentation Underscores USAT’s Consistent Underperformance, Ineffective Leadership, Ill-Advised Capital Allocation Priorities, Poor Oversight and Disastrous Corporate Governance

Meaningful Structural Change Led by Independent Directors Required to Create Significant Value for Shareholders

Hudson Executive Nominees Will Bring Diverse, Industry Expertise to Board and Governance Best Practices to Maximize Shareholder Value

Urges USAT Shareholders to Vote the GOLD Proxy Card “FOR ALL” of Hudson Executive’s
Highly-Qualified, Independent Director Nominees

NEW YORK – April 6, 2020 – Hudson Executive Capital LP (“Hudson Executive”), a New York-based investment firm and the largest shareholder of USA Technologies, Inc. (“USAT” or the “Company”) (OTC:USAT) with beneficial ownership of approximately 16.2% of USAT’s common stock, today filed an in-depth investor presentation with the Securities and Exchange Commission highlighting the case for long-overdue change at the Company and urging shareholders to protect their investment by voting the GOLD  proxy card “FOR ALL” of its highly-qualified director candidates in connection with the USAT Annual Meeting of Shareholders to be held on April 30, 2020.
Key points of the presentation include:
●
USAT has suffered significant value destruction under incumbent Board and management’s leadership, underperforming peer companies during the past two years, including a stock price that has declined 38% since October 17, 2019, when Don Layden was named Interim CEO.

●
USAT’s Board of Directors (the “Board”) has failed in its oversight of the control agenda for the company, leading to the suspension of audited financials, multiple restatements and the Company’s de-listing from Nasdaq.  Significant resources have been wasted because of this lack of oversight and significant value has been destroyed.

●	USAT’s incumbent directors are responsible for entering into a disastrous and ill-advised financing agreement with a distressed credit investor on onerous terms.
●
USAT directors have failed in their basic duty of oversight of management.  They failed to hold management accountable, conduct proper succession planning activities or engage in search processes designed to attract and retain appropriate executive talent.  Most recently, they named the interim CEO to a permanent position without conducting a search and provided that CEO with an excessive severance agreement less than two months before the long-delayed shareholder vote.

●
USAT’s complete disregard for shareholders as illustrated by the many shareholder-unfriendly actions taken by the Board. These include failing to call a shareholder meeting for two years, doing so only after a court ordered the action, nominating a majority of current directors who oversaw the failures of the last year, adopting an unnecessary poison pill, aggressively amending bylaws to make it harder for shareholders to nominate directors and placing numerous and costly impediments around this proxy contest.

●
The incumbent directors have failed to engage in constructive conversations about the future of USAT with Hudson Executive. The current Board has taken the position that a majority of existing directors must remain on the Board as a precondition to dialogue despite these directors being responsible for significant lapses in corporate governance and oversight.  This has resulted in a long, costly and unnecessary proxy contest for the Company and its shareholders.

Douglas L. Braunstein, Founder and Managing Partner of Hudson Executive, said, “The Board’s improper actions, inability to recruit and retain qualified management, and failure to maintain proper controls for years have cost the Company and shareholders dearly.  It is clear that this Board does not take corporate governance or its fiduciary duties seriously. The time has come to do away with the status quo and change must begin at the top. Hudson Executive believes that only with a new highly qualified and experienced Board, a commitment to governance best practices, strong internal controls and financial discipline, a revitalized management team, and increased shareholder communication, can USAT return to success and provide shareholders the opportunity to realize the value of their investment.”

Hudson Executive urges shareholders to protect their investment and vote the GOLD proxy card “FOR ALL” its eight highly-qualified, independent director nominees who bring diverse, relevant backgrounds to a Board in need of fresh perspectives and independent oversight.  If elected, Hudson Executive’s nominees will take a new approach to value creation to maximize shareholder value.

Your Vote Is Important, No Matter How Many or How Few Shares You Own!

Please vote today by telephone, via the Internet or
by signing, dating and returning the enclosed GOLD proxy card.
Simply follow the easy instructions on the GOLD proxy card.

If you have questions about how to vote your shares, please contact:

INNISFREE M&A INCORPORATED
Shareholders May Call Toll-free: (888) 750-5834
Banks and Brokers May Call Collect: (212) 750-5833

Cadwalader, Wickersham & Taft LLP and Pepper Hamilton LLP are serving as legal advisors to Hudson Executive.

About Hudson Executive Capital LP

Hudson Executive Capital LP (“Hudson Executive”), based in New York City, is a SEC-registered investment advisor to certain affiliated investment funds.

Press Contact

Jonathan Gasthalter/Nathaniel Garnick
Gasthalter & Co.
212.257.4170

Investor Contact

Scott Winter/Gabrielle Wolf
Innisfree M&A Incorporated
212.750.5833